Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Kristin Brown
Redwood Trust, Inc.	Investor Relations
Thursday, January 25, 2018	(415) 384-3805

Redwood Trust Announces Dividend Distribution Tax Information for 2017

MILL VALLEY, CA – Thursday, January 25, 2018 – Redwood Trust, Inc. (NYSE: RWT) today announced tax information regarding its dividend distributions for 2017.

Shareholders should check the tax statements they receive from their brokerage firms to confirm the Redwood dividend distribution information reported in those statements conforms to the information reported here.  Set forth in this press release are Redwood's expectations with respect to federal income tax.  Shareholders should consult their tax advisors to determine the amount of taxes that should be paid on Redwood's dividend distributions for federal, state, and other income tax purposes.

All of the common stock dividend distributions paid during 2017 are reportable on shareholders' 2017 federal income tax returns, including four $0.28 per share quarterly regular dividend distributions. Thus, for 2017, Redwood shareholders that held stock for this entire period should report a total of $1.12 per share of common stock dividend distributions for federal income tax purposes.

Under the federal income tax rules applicable to real estate investment trusts (“REITs”), Redwood's 2017 dividend distributions are expected to be characterized for income tax purposes as 71% ordinary income and 29% qualified dividends.  None of Redwood's 2017 dividend distributions are expected to be characterized for federal income tax purposes as a return of capital or long-term capital gain dividends.

As a REIT, the portion of Redwood's 2017 dividend distributions that can be characterized as qualified dividends is limited to Redwood’s qualified dividend income for the year. Any remaining amount is generally taxed at full ordinary income tax rates under the applicable federal income tax rules.

The table below provides more detailed information on the expected federal income tax characterization for each of Redwood's common stock dividend distributions that were paid for 2017.

Common Stock (CUSIP 758075 40 2)

Dividend Distribution Type	Record Dates	Payable Dates	Total $ Paid	Total Distribution Per Share	Ordinary Income Per Share	Qualified Dividend Per Share	Return of Capital Per Share	Long- Term Capital Gains Per Share	AMT Adjustment Per Share
Regular	3/16/2017	3/31/2017	$21,569,212	$0.2800	$0.1989	$0.0811	$0.0000	$0.0000	$0.0005
Regular	6/16/2017	6/30/2017	$21,591,170	$0.2800	$0.1989	$0.0811	$0.0000	$0.0000	$0.0005
Regular	9/15/2017	9/29/2017	$21,592,631	$0.2800	$0.1989	$0.0811	$0.0000	$0.0000	$0.0005
Regular	12/15/2017	12/28/2017	$21,517,875	$0.2800	$0.1989	$0.0811	$0.0000	$0.0000	$0.0005
		Total	$86,270,888	$1.1200	$0.7956	$0.3244	$0.0000	$0.0000	$0.0020

For shareholders that are corporations, Redwood's dividend distributions are not generally eligible for the corporate dividends-received deduction.

No portion of Redwood's 2017 dividend distributions is expected to consist of unrelated business taxable income (“UBTI”), which is subject to specialized tax reporting and other rules applicable for certain tax-exempt investors.

Alternative Minimum Tax

Distributions also included an Alternative Minimum Tax (“AMT”) adjustment to increase each dividend recipient’s Alternative Minimum Taxable Income (“AMTI”). This AMT adjustment may not affect the amount of a shareholder’s 2017 federal tax liability, as it only adjusts AMTI and not regular taxable income. Generally, we would only expect this AMT adjustment to impact shareholders who are subject to AMT.

The Company has determined that the distributions to its shareholders for the tax year ended December 31, 2017, result in an AMT adjustment equal to 0.19% of the total distribution (i.e., for each $1 of dividend reportable by a shareholder, a positive AMT adjustment of $0.0019 is required). To determine your share of the Company’s positive AMT adjustment, multiply the aggregate dollar amount of your reportable 2017 dividend from the Company by 0.0019. Individual and corporate taxpayers are required to report their share of this AMT adjustment on their tax returns. If you are an individual, please refer to Internal Revenue Service Form 6251, Alternative Minimum Tax-Individuals. If you are a corporation, please refer to Internal Revenue Service Form 4626, Alternative Minimum Tax-Corporations.

If you have questions, please consult your tax advisor for further guidance.

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.

Cautionary Statement:  This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, (i) that the expectations described herein may change when Redwood's 2017 federal income tax return is completed and filed in 2018 and (ii) the other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2017 and September 30, 2017, under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission (SEC), including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: the expected characterization for federal income tax purposes of Redwood's 2017 dividend distributions.